Cancellation of Letter Agreement

For the sum of TEN UNITED STATES DOLLARS ($10.00) and other good and valuable consideration, including but not limited to the mutual release set forth herein, the receipt and sufficiency of which is acknowledged and agreed, each of PrismOne Group, Inc. (“Company”) and Professional Interactive Entertainment Corp. for itself and its related entities including parents, subsidiaries, owned and controlled entities (collectively “GGL”) (each of Company and GGL are also sometimes referred to as a “Party” and collectively the “Parties”) hereby agree to cancel that certain letter Agreement dated January 19, 2010, a copy of which is attached hereto (the “Letter Agreement”).  The Letter Agreement shall be of no further force and effect and no further obligations are owed to any person or entity by reason thereof.

Further, each of Company and GGL, individually and on behalf of their respective affiliated persons, companies and partnerships, together with any and all past, present and future trustees, receivers, employees, officers, directors, partners, agents, representatives, lenders, insurance carriers,  sureties, consultants, attorneys, accountants, successors, assigns, heirs, executors, spouses, administrators, licenses, joint venturers, and related persons, predecessors, entities or companies does hereby fully and forever release and discharge the other Party hereto and any of the other Party’s affiliated, parent and/or subsidiary companies and partnerships, together with any and all past, present and trustees, receivers, board members, employees, officers, directors, shareholders, partners, agents, representatives, lenders, subsidiaries, unincorporated divisions, insurance carriers,  sureties, consultants, attorneys, accountants, successors, assigns, heirs, executors, administrators, licensees, invitees, joint venturers, members, managers and related persons, predecessors, entities or companies, of and from all claims, actions, causes of action, demands, rights, agreements, promises, liabilities, losses, damages, costs and expenses, of every nature and character, description and amount, either known or unknown, without limitation or exceptions, whether based on theories of contract, breach of contract, breach of covenant of good faith and fair dealing, tort, violation of statute, ordinance, or any other theory of liability or declaration of rights whatsoever, which they may now have or may hereafter acquire, whether asserted or not, arising directly or indirectly from or based on (i) any cause, event, transaction, act, omission, occurrence, condition or matter, of any kind or nature whatsoever, which has occurred to date, and (ii) and matter arising out of or relating to the Letter Agreement or any transactions related thereto.

June 24, 2010

PROFESSIONAL INTERACTIVE ENTERTAINMENT
CORP., a Delaware corporation and its related entities (“GGL”)

/s/ Michael S. Taylor
By:  Michael S. Taylor
Its:  General Counsel and Chief
Business Development officer
PRISMONE GROUP, INC., a Nevada corporation (“Company”) /s/ Samir Burshan By: Samir Burshan Its: President / CEO